Exhibit 2.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS VYYO INC. HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$6,500,000	June 30, 2004

FOR VALUE RECEIVED AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN, VYYO INC., a Delaware Corporation (hereinafter the “MAKER”), hereby promises to pay to SYNTEK CAPITAL AG (hereinafter the “PAYEE”), in United States of America currency, the sum of SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000.00), without interest.

The entire principal amount under this Note shall be due and payable in full on March 31, 2007, unless accelerated pursuant to the terms of this Note. All past due principal on this Note shall bear interest from maturity (whether at scheduled maturity, upon acceleration of maturity following a default under this Note or otherwise) until paid at the lesser of (i) the rate of 12-momth LIBOR plus six (6) percent per annum or (ii) the highest rate for which MAKER may legally contract under applicable law. All payments hereunder shall be payable in lawful money of the United States of America, which shall be legal tender for public and private debts at the time of payments.

The MAKER shall have the right to prepay all or any part of the unpaid principal of this Note from time to time without any penalty or premium.

If MAKER breaches this Note, it shall pay all costs and reasonable attorneys’ fees incurred by PAYEE in connection with such breach, whether or not any litigation is commenced.

1. Cancellation of Note. Notwithstanding anything contained in this Note to the contrary, in the event the Combined Revenue (defined below) of the MAKER (inclusive of all subsidiaries thereof) equals or exceeds $60 million and MAKER’s (inclusive of all subsidiaries) Gross Margin equals or exceeds 35%, the Note shall be canceled.

For purposes of this Note (and the Note), “Combined Revenue” shall mean the revenue of the MAKER (inclusive of all subsidiaries) derived from (i) all products sold, currently under development or to be developed by the MAKER (and its subsidiaries) for the fiscal year ending December 31, 2006 and (ii) the products now sold, currently under development or to be developed by Xtend Networks Ltd. for the fiscal year ending December 31, 2006. The definition of “Combined Revenue” shall exclude any revenue attributable to a target company that may be acquired by the MAKER (and its subsidiaries) after the effective date of this Note. For purposes of this Note, “revenue” and “Gross Margin” shall be determined by US Generally Accepted Accounting Principles (“US GAAP”), consistently applied and as reported by MAKER in its filings with the US Securities and Exchange Commission.

2. Events of Default. The entire unpaid principal balance of this Note shall immediately be due and payable at the option of the holder hereof upon the occurrence of any one or more of the following events (each, an “Event of Default”):

a.	MAKER fails to pay any amount due and payable in accordance with the terms of this Note within five (5) days after such amount becomes due and payable.

b.	MAKER defaults in the punctual performance of any of the covenants, terms or provisions contained in this Note.

c.	Any material representation, warranty or statement contained in this Note proves to have been false in any material respect when made or furnished.

d.	MAKER’s dissolution, termination of existence or insolvency; the appointment of a receiver of all or substantially all of the property of MAKER; assignment for the benefit of creditors by MAKER, or the commencement of any proceeding under any bankruptcy or insolvency laws or against MAKER that results in the entering of an order for relief or which remains undismissed, undischarged or unbonded for a period sixty (60) days or more.

e.	On (A) March 31, 2006, in the event that on the last date of the fiscal year ending December 31, 2005, or (B) September 30, 2006, in the event on the last date of the fiscal quarter ending June 30, 2006, the excess of (x) the sum of the MAKER’s (inclusive of all subsidiaries) (i) cash, (ii) cash equivalents, and (iii) short term investments, over (y) the sum of its (a) long term liabilities (exclusive of this Note) and (b) the amount of the short term liabilities, (such excess, the “Net Cash”) is less than $20 million, as determined by US GAAP, consistently applied and as reported by MAKER in its financial statements for the applicable quarter then ended, as filed with the Securities and Exchange Commission. By way of example in determining Net Cash: MAKER’s Net Cash for the fiscal year ending December 31, 2003, as per its financial statements, was US$ 52,352,000 (consisting of $12,930,000 of cash and cash equivalents and $44,861,000 of short-term investments and $1,416,000 of net accounts receivable less $6,855,000 of short term liabilities).

3. Remedies. Upon the occurrence of an Event of Default pursuant to Section 2 of this Note, or at any time during the continuance of an Event of Default pursuant to Section 2, PAYEE may at its election declare the entire unpaid balance of this Note and all other sums due under this Note to be immediately due and payable, without setoff, notice or demand, and PAYEE may immediately and without demand exercise or cause to be exercised any rights and remedies provided in this Note or which may be available to PAYEE at law, in equity, by statute, or otherwise, without further stay, any law, usage or custom to the contrary notwithstanding.

4. No Waiver; Cumulative Rights. No delay on the part of the holder of this Note in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver hereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

5. Representations and Warranties. MAKER hereby represents and warrants that: (a) All corporate action on the part of MAKER necessary for the authorization, execution and delivery of this Note and the performance of all obligations of MAKER hereunder has been taken or will be taken prior to the execution of this Note; and (b) This Note constitutes the valid and legally binding obligation of MAKER, enforceable in accordance with its terms, except as that enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

6. Successors and Assigns. All of the stipulations, promises and agreements in this Note made by or on behalf of MAKER shall bind the successors and assigns of MAKER, whether so expressed or not, and inure to the benefit of the successors and assigns of MAKER and PAYEE. Any assignee of MAKER or PAYEE shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof. Notwithstanding the foregoing, PAYEE may not assign this Note to any person or entity other than to a wholly owned subsidiary without the express written consent of MAKER, which consent shall not be unreasonably withheld.

7. Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8. Governing Law. This Note shall be governed as to its construction, interpretation and enforcement and in all other respects by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

9. Amendment. This Note shall not be modified, amended or canceled except in writing by the MAKER and PAYEE or other assignee of this Note.

10. Tax Withholding. MAKER may, if and to the extent reasonably believed to be required by law, withhold from each and every payment due under this Note the amount of any income or other taxes due and required to be withheld from each such payment. MAKER will furnish and make available to PAYEE relevant receipts regarding the payment of any taxes withheld and paid over to any taxing authority on behalf of PAYEE.

11. Waiver. MAKER and all endorsers, sureties and guarantors of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the holder hereof.

IN WITNESS WHEREOF, the MAKER has caused this Note to be duly executed.

VYYO INC.

By:	/s/ ANDREW FRADKIN
Name:	Andrew Fradkin
Title:	Secretary and General Counsel

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